                             THE STANLEY WORKS AND SUBSIDIARIES
                             COMPUTATION OF EARNINGS PER SHARE
                             (dollars and shares in thousands
                             except per share amounts)
                                                   FIRST QUARTER ENDED
                                                   APRIL 2   APRIL 3
                                                     1994      1993
    Earnings per common share:
     Weighted average shares outstanding            44,771    45,274
                                                    ======    ======
    Earnings before cumulative effect of
       accounting change                           $25,593   $23,041
    Cumulative effect of accounting change
        for postemployment benefits                           (8,489)
                                                   ------    ------
     Net earnings                                  $25,593   $14,552
                                                   ======    ======
     Per share amounts:
    Before cumulative effect of
       accounting change                             $0.57     $0.51
    Cumulative effect of accounting change
        for postemployment benefits                            (0.19)
                                                   ------    ------
     Net earnings                                    $0.57     $0.32
                                                   ======    ======
    PRIMARY:
     Weighted average shares outstanding            44,771    45,274
     Dilutive common stock equivalents -
      based on the treasury stock method
      using average market price                       646       731
                                                    ------    ------
                                                    45,417    46,005
                                                    ======    ======
    Per share amounts:
    Before cumulative effect of
       accounting change                             $0.56     $0.50
    Cumulative effect of accounting change
        for postemployment benefits                            (0.18)
                                                    ------    ------
    Net earnings                                     $0.56     $0.32
                                                    ======    ======
    FULLY DILUTED:
     Weighted average shares outstanding            44,771    45,274
     Dilutive common stock equivalents -
      based on the treasury stock method
      using the quarter end market price
      if higher than average market price              646       808
                                                    ------    ------
                                                    45,417    46,082
                                                    ======    ======
    Per share amounts:
    Before cumulative effect of
       accounting change                             $0.56     $0.50
    Cumulative effect of accounting change
        for postemployment benefits                            (0.18)
                                                    ------    ------
     Net earnings                                    $0.56     $0.32
                                                    ======    ======

    Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.